Exhibit 10.6

Labor Contract

Company: Fosun Fashion (Shanghai) Consulting Management Co., Ltd.

Address: Unit 3701-02, S2, Bund Finance Centre, 600 East Zhongshan No. 2 Road, Huangpu District, Shanghai

Legal Representative: Cheng Yun

Employee:

ID Card No. of the Employee:

Correspondence Address:

Contact Phone:

Pursuant to the Labor Law of the People’s Republic of China (“Labor Law”), the Labor Contract Law of the People’s Republic of China (“Labor Contract Law”) and other laws, and based on the principles of fairness and legality, equality and free will, consensus and good faith, the Parties, intending to be legally bound, have entered into this Contract below.

Article 1	Duty of Information

Before entry into this Contract, the Company has truthfully informed the Employee of, and the Employee has been informed and confirmed to accept:

1.	The description, responsibilities and duties, working conditions and location of the job;

2.	Whether the Employee will be exposed to any occupational hazard or occupational disease risk factor during work;

3.	The Company’s compensation and welfare system and the compensation level and welfare treatment available to the Employee under such compensation system;

4.	The rules and policies established by the Company concerning the vital interests of the Employee; and

5.	Other matters requested by the Employee.

Article 2	Term of Contract

2.1	☒ This Contract shall be an open-ended contract, commencing from [date].

☑ This Contract shall be a fixed term contract, with a term from [date] to [date].

2.2

The Parties may renew this Contract by mutual agreement upon expiry of the term hereof. This Contract will terminate immediately upon expiry of the term hereof to the extent that the Parties will not extend this Contract, and no statutory extension circumstance applies. Any process of departure formalities of the Employee which continues through and beyond the expiry date of the term hereof shall be regarded as finishing off the post-termination affairs of this Contract, other than as maintenance of the labor relation.

Article 3	Probation Period

3.1	The Term of Contract referred to in Article 2 hereof shall include a probation period of 6 months.

3.2

During the probation period, if the Employee is proved unqualified for the job, the Company may cancel this Contract with immediate effect after explaining the reasons to and notifying the Employee, in which case, the Company is not required to pay any economic compensation to the Employee.

3.3

The criteria of being “unqualified for the job” as referred to in the preceding paragraph shall generally include, without limitation, providing false academic credentials or work experience, material inconsistency between the information filled in the job application registration form and the actual situation, failing the probation period assessment, poor KPI results during the probation period, lack of the competence required for fulfilling the job responsibilities and duties, non-compliance with the Company’s rules and policies, lack of teamwork skills, unsatisfactory self-improvement and enhancement ability, failure to embrace the Company culture, and with a health status failing the job requirements or serious infectious disease that has not been cured as indicated by physical examination. The Employee shall give a 3-day prior written notice to the Company if he/she intends to resign during the probation period.

Article 4	Job Description and Job Responsibilities and Duties

4.1	The Company will arrange the Employee to work at the post of _____________.

4.2

The specific job description and job responsibilities and duties of the Employee shall be subject to the applicable regulations of the Company. During the performance of this Contract, the Company has the right to make reasonable adjustment to the applicable regulations where appropriate, in which case, the Employee shall perform his/her job responsibilities and duties pursuant to the adjusted regulations.

4.3

The Company may adjust the Employee’s title and/or post according to the production and operation needs, and the physical condition, actual working competence and performance, etc. of the Employee, and the Employee is willing to obey such arrangement of the Company. The compensation standards of the Employee will be adjusted immediately upon such adjustment of post in accordance with the applicable regulations of the Company.

Article 5	Job Location

The Employee will be based in Shanghai. The Company may request the Employee to work in other place(s) according to operation needs and work needs during the performance of this Contract, in which case, the Employee shall obey such arrangement of the Company.

Article 6	Working Hours, Rest and Leave

6.1	From the date hereof, the following working-hour scheme will apply to the Employee:

☒ Standard Working-hour Scheme, i.e., working for no more than 8 hours per day and 40 hours per week. If the Company arranges the Employee to work outside the standard working hours, it will make overtime pay or arrange compensatory time off pursuant to applicable regulations.

☒ Comprehensive Working-hour Scheme, calculated on a yearly☐ / quarterly☐ / monthly☐ basis:

☑ Flexible Working-hour Scheme.

6.2

If Standard Working-hour Scheme applies when this Contract is concluded, but the post of the Employee is approved to apply Comprehensive Working-hour Scheme or Flexible Working-hour Scheme during the performance hereof, then the working-hour scheme applicable herein will be adjusted to Comprehensive Working-hour Scheme or Flexible Working-hour Scheme according to the approval opinions of the labor security administrative department.

6.3

The Company will ensure the Employee’s right to rest and leave, and the Employee will be entitled to legal holidays and marriage leave, funeral leave, maternity leave, annual leave stipulated by the State and Shanghai.

Article 7	Labor Remuneration

7.1

The base salary of the Employee will be RMB_______ per month (before tax), which may be adjusted on a yearly basis by the Company based on the assessment of the Employee’s performance and according to the development of the Company or the Employee.

7.2

In addition to the base salary, the labor remuneration to be received by the Employee may also include post subsidy or performance-based bonus, which will be subject to the Offer Letter or other notices or plans of the Company. The performance-based bonus which may be granted by the Company to the Employee shall be non-contractual and non-guaranteed, and not be a part of the Company’s obligations. The Company reserves the right to modify and interpret its bonus policy.

7.3

The Company shall pay the Employee’s salary, subsidy and bonus of the previous month in monetary form before the 7th day of each month (which may be fine-tuned in case of holidays), at such amount as calculated according to the applicable systems and performance assessment measures of the Company. Individual income tax, insurance contribution, provident fund contribution and other costs to be paid by the Employee him-/herself under laws will be withheld and remitted by the Company from the salary due to the Employee.

7.4

The Employee is obliged to keep his/her salary confidential, and not to poke into or gather information on other’s salary; otherwise, it will constitute serious violation of disciplines and lead to disciplinary action, and entitle the Company to terminate the Labor Contract without paying any economic compensation.

7.5

The Employee shall properly perform his/her job responsibilities and duties and complete his/her tasks as scheduled according to this Contract, the Company’s rules and policies and the specific requirements of the Company; otherwise, the Company may deduct the Employee’s salary and/or bonus pursuant to the rules and policies; and the Company may deduct from or offset against the Employee’s salary the compensation for any economic losses of the Company arising from the Employee’s fault or violation of the Company’s rules and policies.

Article 8	Social Insurance and Welfare

8.1

The Parties shall participate in social insurance and contribute to social insurance and housing provident fund in accordance with applicable municipal regulations. The Company will withhold and remit the part thereof that should be borne by the Employee him-/herself. The welfare treatment of the Employee will be subject the applicable regulations of the Company.

8.2

The Employee shall bear any extra costs in excess of the normal amount arising from any late contribution to social insurance by the Company for the Employee due to personal reasons of the Employee. The Company will not be liable for any adverse consequences arising from the Company’s failure to pay contribution or make supplementary contribution to social insurance for the Employee due to the Employee’s reasons.

Article 9	Non-disclosure and Non-compete

9.1

Party B shall consciously and strictly keep Party A’s Trade Secret confidential in accordance with Party A’s applicable regulations and the laws, during the term of this Contract and at any time after the expiry or termination of this Contract. Without prior written consent of Party A, Party B shall not use the Trade Secret, nor disclose the Trade Secret to any entity or individual, nor allow any entity or individual to use the Trade Secret.

9.2

The term “Trade Secret” used herein refers to the information, technical data or know-how of Party A, of confidential nature, which is not known by or available to the public and for which Party A has taken confidential measures, including without limitation, Party A’s software, inventions, programs, formula, technology, design, patterns, drawings, databases, computer programs, development and management system and content of technologies protected by intellectual property rights, business plan, market conditions, marketing, financial budget, business information, business cooperation, commercial transactions, research materials, products and product plans, services, customer information and customer list (including without limitation Party A’s customers visited or known by Party B in connection with business dealings during the term of employment), which is obtained by Party B directly or indirectly from Party A through written documents, oral communication or observation of drawings, equipment components or otherwise.

9.3

After the conclusion of this Contract, the Parties may sign a separate special agreement on non-disclosure of Party A’s Trade Secret, specifying the scope, measures, methods of non-disclosure, duty of confidentiality, liabilities for breach and of compensation, etc. This special agreement shall be attached hereto as an appendix and have the same legal effect as this Contract.

9.4

Unless with prior written consent of Party A, Party B shall not become involved in, be employed by, or have any association with, any industry, firm, post or part-time position in any capacity, during the term of this employment.

9.5

During the term of this employment, Party B shall not directly or indirectly own any equity, shares or investment interests in any firm, company or other organization that competes with or conducts business activities similar to Party A.

Article 10	No Solicitation

The Employee undertakes not to solicit any of Lanvin Group’s employees for him-/herself or for any third party, nor to take part in such attempt of any third party, during the term of this Contract and within one year after the termination of the Contract.

Article 11	Agreement on Service Period

In the event that the Company provides professional skills training for the Employee, the Parties will sign a service period agreement separately according to the Company’s rules and policies. If the Employee breaches the service period agreement, he/she shall be liable to refund the training fees paid by the Company and/or pay liquidated damages to the Company, etc.

Article 12	Intellectual Property Rights and Others

The Employee confirms that the intellectual property rights of all the works or intellectual achievements conceived, completed, created or developed within the term of this Contract, which are related to the business or completed with the resources of the Company, shall be fully owned by the Company (while the Employee has the right of authorship). The Employee hereby waives any rights that he/she has or may have in or over such achievements.

Article 13	Protection of Personal Information

13.1

The Parties acknowledge that the Employee knows and agrees that the Company processes the Employee’s personal information for the purpose of human resources management of labor relation or the like, including collection, storage, use, processing, transfer, provision and deletion of the Employee’s personal information.

13.2	The Employee shall cooperate with the Company to complete the relevant procedures and requirements related to processing of the Employee’s personal information according to laws.

13.3

The Employee has the rights to know, decide, consult and copy, correct, delete and transfer towards his/her personal information, which may be exercised by the Employee according to laws, to the extent reasonable. The Employee shall be solely liable for the Company’s failure to continue processing the Employee’s personal information due to the Employee’s reasons.

13.4

In order to better safeguard the lawful rights and interests of the Employee, the Company will take necessary protection measures such as confidentiality and anonymization for the Employee’s personal information according to laws, and further improve relevant policies on personal information protection, as further specified in the Employee Handbook and applicable rules and policies of the Company.

Article 14	Cancellation of Contract

14.1

This Contract may be canceled by consensus of the Parties, provided that the Company will not be obliged to pay any economic compensation for such cancellation voluntarily proposed by the Employee and then consented by the Company.

14.2	The Company may cancel this Contract without paying any economic compensation, if the Employee:

1.	materially violates the Company’s Employee Handbook and relevant rules and policies, including without limitation:

1)	he/she is proved to be unqualified for the job during the probation period;

2)	he/she is subject to public security administrative punishment for illegal act during work;

3)	he/she steals, embezzles or misappropriates the Company’s property;

4)	he/she deliberately damages the corporate image of the Company which leads to severe consequences;

5)	he/she deceives his/her superiors and subordinates unethically;

6)	he/she steals or discloses Trade Secret of the Company;

7)	he/she colludes with outsider to harm the interests of the Company; or

8)	he/she fails to make correction after the Company’s demand with respect to his/her part-time activities which affect his/her work at the Company;

2.	commits gross negligence of duty or malpractice, which causes material damage to the Company;

3.

establishes concurrent labor relation with another employer, which has severe impact on the fulfillment of his/her work at the Company, or which has not been corrected despite the Company’s demand to do so;

4.	makes the Company to enter into this Contract against its true will, by fraudulent or coercive means or by taking advantage of the Company’s hardship; or

5.	is prosecuted for criminal liabilities in accordance with the laws.

14.3	The Company may cancel this Contract by giving a 30-day prior written notice or paying an additional monthly salary to the Employee, if:

1.

the Employee falls sick or suffers non-work related injury and is unable to engage in his/her original work upon the expiry of the prescribed period for medical treatment or engage in any work otherwise arranged by the Company;

2.	the Employee is incompetent for the work and still fails to be competent for the work upon training or post adjustment; or

3.

this Contract becomes impossible for performance since the objective circumstances based on which this Contract is concluded have changed dramatically, and the Parties fail to reach agreement on amendment to the Labor Contract upon negotiation.

Article 15	Termination of Contract

This Contract will terminate, if:

(i)	the term of this Contract expires;

(ii)	the Employee reaches the statutory retirement age or starts to enjoy basic pension insurance benefits;

(iii)	the Employee passes away, or is judicially declared dead or missing by the people’s court;

(iv)	the Company is legally declared bankrupt;

(v)	the Company is deprived of its business license, ordered to close down or be discharged, or the Company decides to dissolve; or

(vi)	any other circumstance as provided by laws and administrative regulations occurs.

Article 16	Amendment

Unless otherwise agreed herein, this Contract shall be amended by a written amendment signed by the Parties.

Article 17	Liabilities for Breach of Contract

17.1

The Employee warrants that the certificate submitted to the Company before the conclusion of this Contract proving that he/she has terminated or dissolved the labor relation with his/her former employer is authentic. The Employee shall compensate for all the costs paid and all the losses suffered by the Company arising from any future claims made by the former employer of the Employee against the Company due to the Employee’s concealment of the truth or fabrication of the facts.

17.2

The Employee warrants that his/her execution of this Contract with the Company will not breach any non-compete agreement between him/her and any third party. The Employee shall compensate for all the costs paid and all the losses suffered by the Company arising from any future claims made by such third party against the Company due to the Employee’s breach of the relevant non-compete agreement.

17.3

In addition to the preceding two paragraphs, the Employee shall be liable for compensating for all losses of the Company arising from his/her breach of this Contract and any other contracts signed with the Company (including without limitation the Non-Disclosure Agreement and the Non-compete Agreement) or violation of the Company’s rules and policies.

17.4

If the Employee unilaterally terminates the Labor Contract without giving a 30-day prior written notice (or a 3-day prior written notice, during the probation period) to the Company, or fails to go through the departure formalities within the prescribed time limit, the Company has the right to deduct the salary of the Employee for the days of difference (days of difference = days stipulated by laws and regulations—actual days) in lieu of the compensation. The Employee shall be further liable for compensating for other losses of the Company so caused, which include but are not limited to: (i) recruitment costs and training costs paid by the Company for recruiting and hiring the Employee; and (ii) direct economic losses caused to production, operation and work, etc.

Article 18	Departure Audit and Job Handover

18.1

The Employee who departs from the Company or is transferred from his/her original post for whatever reasons shall go through the job handover according to the Company’s regulations. The job handover process include but are not limited to:

1.	Returning relevant documents, materials, seals and other articles;

2.	Submitting a detailed written report on all the outstanding work and all work-related information;

3.	Returning the property owned by the Company and used or kept by the Employee;

4.	Settling relevant accounts;

5.	Departure audit as may be conducted by the Company against the Employee, where necessary; and

6.	Other contents that are required by the Company’s regulations to be handed over.

18.2

Any liquidated damages or compensation payable by the Employee to the Company under this Contract or other agreements between the Parties and in accordance with the applicable laws and regulations or the rules and policies of the Company shall be paid up during the handover process.

18.3

The Employee shall be liable for compensation for any economic loss of the Company arising from his/her failure to cooperate with the Company in the departure audit or actively go through the handover process.

Article 19	Labor Dispute

Any dispute arising from the performance of this Contract shall be resolved by the Parties through negotiation. If the negotiation fails, either Party or the Parties may request for arbitration by the arbitration commission at the domicile of the Company within the time limit stipulated by applicable laws and regulations. Either Party who refuses to accept the arbitration award may bring a lawsuit before people’s court in accordance with applicable laws and regulations.

Article 20	Invalidity

Any provision herein which is held to be invalid or unenforceable will be null and void (to the extent that it is invalid or unenforceable) and will be deemed to be excluded from this Contract, without prejudice to the validity of any remaining provisions hereof.

Article 21	Miscellaneous

21.1

The Employee confirms that he/she has received the Employee Handbook. The Employee Handbook, other agreements signed by the Employee and this Labor Contract shall jointly act as the basis of the employment relationship between the Parties. The Employee acknowledges and agrees to abide by the provisions of this Labor Contract, the Employee Handbook as supplemented and amended by the Company, and other agreements, if any. In the event of any conflict between the provisions of the Employee Handbook and the content of this Contract or any other agreement, the content of the Employee Handbook shall prevail.

21.2

The Company shall have the right to terminate the Employment Contract, if the Company employs the Employee hereunder due to any incorrect or misleading information provided by the Employee to the Company.

21.3	This Labor Contract shall be made in duplicate, and shall become effective from the date of signature and/or seal by the Parties.

21.4	The Employee acknowledges that he/she has carefully read the content of this Contract and fully understood the legal meaning of all provisions hereof without any objection.

[Signature Section]

Company: Fosun Fashion (Shanghai) Consulting Management Co., Ltd.

(Seal)

Employee (Signature):

Signing Date: